EXHIBIT 1.3

SIMMONS FIRST NATIONAL CORPORATION
OUTSIDE DIRECTOR STOCK INCENTIVE PLAN - 2006

SIMMONS FIRST NATIONAL CORPORATION
OUTSIDE DIRECTOR STOCK INCENTIVE PLAN - 2006

ARTICLE I. ADMINISTRATION AND ELIGIBILITY

Section 1.01. Purpose of the Plan. This Outside Director Stock Incentive Plan (the "Plan") is intended as an incentive to the outside directors of Simmons First National Corporation ("Company"). The purposes of the Plan are to encourage the sense of proprietorship of the outside directors and to further stimulate the active interest of those directors in the development and financial success of the Company.

Section 1.02. Administration of the Plan. The Nominating, Compensation and Corporate Governance Committee ("NCCGC") shall administer the Plan. The NCCGC shall have the power and authority to (i) determine the type, terms and conditions of the options granted pursuant to the terms of the Plan, (ii) interpret the provisions of the Plan and (iii) supervise the administration of the Plan. All decisions and selections made by the NCCGC pursuant to the Plan shall be made by a majority of the members eligible to vote on matters affecting the Plan. The NCCGC may from time to time, upon approval by the Board, refer matters involving the Plan to one or more committees of the Board for study, reports and recommendations to be made to the NCCGC regarding the Plan. All options shall be granted to the participants by action of the NCCGC and shall be final, without approval of the Board of Directors or shareholders of the Company.

Section 1.03. Eligibility. Eligibility for participation in the Plan shall include only those directors of the Company who are not employees of the Company or any of its affiliates or subsidiaries. Any director who has been granted options hereunder may thereafter be granted additional options at the discretion of the NCCGC.

ARTICLE II. SHARES SUBJECT TO THE PLAN

Subject to the adjustments as provided in Section 4.01 hereof, 50,000 shares of authorized but unissued Class A common stock of the Company shall be set aside and designated for issuance upon the exercise of options under the Plan. Options for any or all of the shares set aside may be granted at such time as the NCCGC may determine. Any such shares which remain unsold and are not subject to outstanding options at the termination of the Plan shall cease to be subject to the Plan, but until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements for exercises of options granted under the Plan. Should any option grant expire or be canceled prior to its exercise in full, such shares shall again be subject to the terms of the Plan and options in respect of those shares may at the discretion of the NCCGC again be granted to participants under the Plan.

ARTICLE III. OPTIONS

Section 3.01. Option Price. (a) The purchase price for each share under an option granted pursuant to the Plan shall be determined by the NCCGC, but shall not be less than 100% of the fair market value of such shares on the date the option is granted.

(b) The fair market value of a share on a particular date shall be deemed to be (i) the closing price as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the last preceding date upon which a sale or sales were reported to NASDAQ, or (ii) if the stock hereafter becomes listed on a stock exchange, the closing price per share of the stock on the principal national securities exchange upon which the stock is listed from time to time on the last preceding date on which a sale or sales were effected on such exchange. In the event that the above method for determining the fair market value of the shares shall not be applicable, then the fair market value per share shall be determined upon a reasonable basis as the NCCGC may in its discretion select and apply at the time of the grant of such option.

Section 3.02. Option Period. Stock options granted under this Plan shall terminate and be of no force and effect with respect to any shares not previously purchased by the optionee upon the happening of the first of the following:

(i) The term of the option as specified by the NCCGC, provided that no such option shall have term longer than ten (10) years from the date of granting such option, or

(ii) The expiration of three (3) months after termination of the optionee's active service as a director of the Company for any reason, with or without cause, other than by death, or

(iii) The expiration of twelve (12) months after the date of death of the optionee.

Section 3.04. Option Terms and Exercise Procedures. (a) The NCCGC in granting options hereunder shall have discretion to determine the terms on which options shall be exercisable. Specifically, the NCCGC is authorized to grant incentive stock options which are exercisable in installments over any period not exceeding ten (10) years after the date of the grant.

(b) Any Option granted hereunder may be exercised solely by the optionee during his lifetime, or in the event of legal incapacity, by the optionee's legal representative, or after the death of the optionee, by the person or persons entitled thereto under the terms of the optionee's Will or the laws of descent and distribution. In the event of the death of an optionee while actively serving as a director of the Company, any unmatured installments of an option shall be accelerated as of the date of death and such option shall be exercisable in full within twelve (12) months following the date of death, unless otherwise expressly provided in the option granted to such optionee. In the event the active service of a director is terminated for any reason other than death, if the NCCGC fails for any reason to take action to approve acceleration of the then unmatured installments of any outstanding option, such option shall be exercisable by the optionee or the optionee's legal representative within three (3) months of the date of termination as to all then matured installments and all unmatured installments shall be forfeited.

(c) Options may be exercised, whether in whole or in part, by written notification to the Company, accompanied by cash or Cashier's Check for the aggregate price of the number of shares being purchased, or upon exercising of an option the optionee may, with the approval of the NCCGC, pay for the shares by tendering stock in the Company already owned by the optionee, with such stock being valued on the date of exercise by application of the method set out in Section 3.01(b) above. An optionee may, with approval of the NCCGC, also pay for such shares with a combination of cash and stock of the Company.

(d) Stock certificates to be issued or transferred pursuant to the exercise of options granted under this Plan shall have noted thereon any restrictive legend applicable to the shares.

Section 3.05. Assignability. Options granted under this Plan shall not be assignable or transferable by the optionee, otherwise than by Will or the laws of descent and distribution and shall be exercisable during the lifetime of the optionee only by the optionee or, in the event of legal incapacity, by the optionee's legal representative. Other than as permitted in the preceding sentence, no assignment, or transfer of an option, or of the rights represented thereby, whether voluntarily or involuntarily, by operation of law or otherwise, shall vest in the purported assignee or transferee, any interest or right therein whatsoever, but immediately upon any such purported assignment or transfer, or any attempt to make the same, such option shall terminate and become of no further effect

ARTICLE IV. GENERAL TERMS

Section 4.01. Reorganizations And Recapitalization of the Company. (a) The existence of the Plan and any options granted hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalization, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preferred stocks ahead of or affecting the common stock or the rights thereof, or the dissolution or the liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any corporate act or proceeding, whether of a similar character or otherwise.

(b) The shares with respect to which options may be granted hereunder are shares of the common stock of the Company as presently constituted, but if and whenever, prior to the delivery by the Company of all of the shares of common stock which are subject to options granted hereunder, the Company shall effect a subdivision or consolidation of shares or other capital readjustments, the payments of a stock dividend or other increase or reduction in the number of shares of the common stock outstanding without receiving compensation therefor in money, services or property, the number of shares of common stock set aside for options under Article II of the Plan and the number of shares of common stock with respect to which options previously granted hereunder may thereafter be exercised shall (i) in the event of an increase in the number of shares, be proportionately increased, and the option price per share shall be proportionately reduced; and (ii) in the event of a reduction in the number of outstanding shares, be proportionately reduced, and the option price per share shall be proportionately increased.

(c) If the Company is reorganized, merged, consolidated, or sells or otherwise disposes of substantially all of its assets to another corporation or if at least a majority of the outstanding common stock of the Company is acquired by another corporation (in exchange for stock or other securities of such other corporation) while unexercised options remain outstanding under the Plan, there shall be substituted for the shares subject to the unexercised installments of such outstanding options an appropriate number of shares, if any, of each class of stock or other securities of the reorganized, merged, consolidated, or acquiring securities of the reorganized, merged, consolidated, or acquiring corporation which were distributed or issued to the shareholders of the Company in respect of such shares. In the case of any reorganization, merger or consolidation wherein the Company is not the surviving corporation, or any sale or distribution of substantially all of the assets of the Company to another corporation or the acquisition of at least a majority of the outstanding common stock of the Company by another corporation in exchange for stock or other securities of such other corporations, then all options granted under the Plan shall become immediately vested without regard to the terms of any vesting provisions set forth in such option.

(d) In the event there shall be any change of the number, or kind of, issued shares under any option, or of any stock or other securities into which such stock shall have been changed, or for which it shall have been exchanged, then if the NCCGC shall, in its sole discretion, determine such changes equitably require an adjustment in the number, or kind, of shares under the option, such adjustment shall be specified by the NCCGC and shall be binding for all purposes of the Plan.

Section 4.02. Registration and Listing. The Company from time to time shall take such steps as may be necessary to cause the issuance of the shares upon the exercise of options granted under the Plan to be registered under the Securities Act of 1933, as amended, and such other Federal or State Securities laws as may be applicable. The timing of such registration shall be at the sole discretion of the Company. Until such shares are registered, they shall bear a legend restricting the sale of such securities. Subject to the restrictions contained in the Plan, the Company shall also from time to time take such steps as may be necessary to list the shares issuable upon exercise of options granted under the Plan for trading on the same basis which the Company's then outstanding shares are admitted to trading on any public market.

Section 4.03. Effective Date of Plan. This Plan shall become effective on the later of the date of its adoption by the Board of Directors of the Company or its approval by the vote of the holders of the outstanding shares of the Company's Class A Common Stock.

Section 4.04. Amendments or Termination. The Board may amend, alter or discontinue the Plan, but no amendment or alteration shall be made without the approval of the shareholders which would:

(a) Materially increase the benefits accruing to participants under the Plan; or

(b) Increase the number of securities which may be issued under the Plan; or

(c) Modify the requirements as to eligibility for participants in the Plan.

No amendment, alteration or discontinuation of the Plan shall adversely affect any options granted prior to the time of such amendment, alteration or discontinuation.

Section 4.05. Government Regulations. Notwithstanding any provisions hereof, the obligation of the Company to deliver the shares pursuant to the exercise of any option shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required, and the participant shall agree that he or she will not exercise any option granted hereunder, and that the Company will not be obligated to issue any shares hereunder, if the exercise thereof or if the issuance of such shares shall constitute a violation by the participant or the Company of any applicable law or regulation.